Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders

Osage Bancshares, Inc.

Pawhuska, Oklahoma

We consent to the incorporation by reference into the registration statements of Osage Bancshares, Inc. on Form S-8 (File Nos. 333-140308, 333-140307 and 333-149136) of our report dated September 24, 2008 on our audits of the consolidated financial statements of Osage Bancshares, Inc. as of June 30, 2008 and 2007, and for each of the three years in the period ended June 30, 2008, which report is being incorporated by reference into the Annual Report on Form 10-K of Osage Bancshares, Inc. for the year ended June 30, 2008.

/s/BKD, LLP

Joplin, Missouri

September 26 2008